Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
Talking Points for Customers
What Is Happening
•	TXU has signed a merger agreement with an investor group led by Kohlberg, Kravis Roberts & Co. (KKR) and Texas Pacific Group (TPG), two of the nation’s leading private equity firms.

•	As a result of the transaction, we will transform the company to become more customer-centered, innovative and technology-driven.

•	We will cut prices for many consumers, including all month-to-month customers on our TXU Energy FlexProtect plan (formerly known as the “price to beat” rate) and the TXU Energy Freedom Plan. These customers will receive a 10% price cut (6% in approximately 30 days and 4% at closing of the transaction) resulting in more than $300 million of annual savings for residential customers who haven’t selected one of our lower-priced offers, and price protection through September 2008.

•	We will expand our product and service offerings;

•	We will suspend permitting on the eight coal-fueled reference plant units that are intended to address longer term needs and withdraw the reference plant permits upon closing of the transaction.

•	We will focus more on energy efficiency and conservation programs and alternative energy sources to meet Texas’ near-term energy needs; and better organize the company to focus on our customers.

•	This transition will be seamless to our customers — current employees will continue to operate the company, customer service and billing processes will remain the same, and the company’s businesses will maintain headquarters in the Dallas/Fort Worth area.
What It Means for TXU Energy Customers
Price Cuts and Price Protection
This transaction will result in the opportunity for lower prices for many TXU Energy customers. We will be notifying customers in the near future about our lower prices.

Seamless Service
•	While the benefits of the transaction will be obvious, the changes will all be seamless to customers.
•	For example, customer service, billing and emergency service contact information will all remain the same. Payment locations and online services will remain the same.
•	While the company will divide into three separate businesses better focused on their distinctive customers, TXU Energy will retain its name and be operated by the same team of employees.
Offering new products and services
•	As a result of the transaction, we will significantly increase our investment in new technology and innovation to improve customer offerings. Building on TXU Energy’s track record of product innovation, the company will seek to increase its offering of industry-leading technology solutions for consumers in areas like energy efficiency and conservation. We will seek to partner with leading retailers to provide smart device solutions and real-time price signals to help customers manage peak load.

•	We also will invest in new technology and customer service platforms to support new product development and innovation.
New, more responsive approach to energy challenges, focused on environmental stewardship.
•	We’ve listened to what Texans have said and we will approach Texas’ power challenges differently. We plan to move forward with three of the 11 coal-fueled plants. This new approach focuses on meeting Texas’ near-term energy needs, allowing for incorporation of new technology advancements, alternative energy sources and strategies to reduce the growth in overall demand through conservation and energy efficiency programs.

•	TXU Energy will invest $400 million in an aggressive pursuit of conservation and energy efficiency programs.

•	TXU will un-bundle its segments into three separate businesses to focus on their distinct roles and customer needs — TXU Energy (retail), Oncor Electric Delivery, and Luminant Energy (power).

•	A new vision is driving this journey of transformation. This process will give us a stronger position for meeting the complex energy challenges of Texas now and for the future.

Additional Information and Where to Find It
In connection with the proposed merger of TXU Corp. with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership(the “Merger”), the Company will prepare a proxy statement to be filed with the Securities Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMIPRORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.